Exhibit 10.53

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

JOHN L MICLOT

THIS AGREEMENT, made as of August 29, 2007 by and between RESPIRONICS, INC., a Delaware corporation (the “Company”), and John L. Miclot (“Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of the design, development, manufacture, marketing and sale principally of sleep, respiratory and other medical equipment and services;

WHEREAS, Executive possesses valuable knowledge and skills that will contribute to the successful operation of the Company’s business;

WHEREAS, Executive and the Company are currently parties to an Employment Agreement (the “Original Agreement”);

WHEREAS, Executive and the Company desire to amend and restate the Original Agreement as herein set forth;

WHEREAS, the Company and Executive have agreed to execute and deliver this Agreement in consideration, among other things, of (i) the access Executive will have to confidential or proprietary information of the Company, (ii) the access Executive will have to confidential or proprietary information to be acquired hereafter by the Company, (iii) the willingness of the Company to make valuable benefits available hereafter to Executive, and (iv) Executive’s receipt of compensation from time to time by the Company; and

WHEREAS, the Company desires to retain the services of Executive, and Executive is willing to accept employment with the Company, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Executive is hereby employed as President and Chief Executive Officer, of the Company and in such other executive and managerial capacities as the Board of Directors of the Company may from time to time determine, and in such capacity or capacities shall use his best energies or abilities in the performance of his duties hereunder and as prescribed in the By-Laws of the Company.

1.02. Term. Subject to the terms and provisions of Article II hereof, Executive shall be employed by the Company for a period of one (1) year (the “Term”), commencing on August 29, 2007 and ending one (1) year thereafter. Subject to the terms and provisions of Article II hereof, the Term shall automatically be extended for an additional year (i.e., a rolling one-year Term) unless, not less than ninety (90) days prior to the expiration of the then-current Term, either Executive or the Company shall advise the other that the Term will not be further extended.

1.03. Base Salary. During the Term, compensation shall be paid to Executive by the Company at the rate of $766,500.00 per annum (the “Base Salary”), payable every other week. The Base Salary to be paid to Executive may be adjusted upward or downward (but not below the amount specified in the preceding sentence) by the Board of Directors of the Company at any time (but not less frequently than annually) based upon Executive’s contribution to the success of the Company and on such other factors as the Board of Directors of the Company shall deem appropriate.

1.04. Executive Benefits. At all times during the Term, Executive shall have the right to participate in and receive benefits under and in accordance with the then-current provisions of all incentive, profit sharing, retirement, stock option or purchase plans, life, health and accident insurance, hospitalization and other incentive and benefit plans or programs (except for any such plan in which Executive may not participate pursuant to the terms of such plan or Executive’s geographic location) which the Company may at any time or from time to time have in effect for executive employees of the Company or its subsidiaries, Executive’s participation to be on a basis commensurate with other executive employees considering their respective responsibilities and compensation. Executive shall also be entitled to be reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder.

1.05. Principal Place of Business. The headquarters and principal place of business of the Company is located in Murrysville, Pennsylvania. Executive’s principal place of business will be in Murrysville, Pennsylvania, and he will reside within a reasonable distance thereof.

ARTICLE II

TERMINATION

2.01. Illness, Incapacity. If, during the Term of Executive’s employment hereunder, the Board of Directors of the Company shall determine that Executive shall be prevented from effectively performing all his duties hereunder by reason of illness or disability and such failure so to perform shall have continued for a period of not less than three months, then the Company may, by written notice to Executive, terminate Executive’s employment hereunder effective at any time after such three month period; provided, however, that during the Change of Control Protection Period, the determination regarding Executive’s illness or disability shall be made by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative. “Change of Control Protection Period” means the period commencing upon the occurrence of a Change of Control through and including the twenty-four (24) month anniversary of the Change of Control. Upon delivery to Executive of such notice, together with payment of any salary accrued and unpaid under Section 1.03 hereof, Executive’s employment and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.01.

2.02. Death. If Executive dies during the Term of his employment hereunder, Executive’s employment hereunder shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued and unpaid salary, shall terminate.

2.03. Company Termination.

(a) For Cause Outside of the Change of Control Protection Period. This Section 2.03(a) shall apply at all times other than during the Change of Control Protection Period. In the event that, in the reasonable judgment of the Board of Directors of the Company, Executive shall have (a) been guilty of any act of dishonesty material with respect to the Company, (b) been indicted or convicted of, or entered a plea of nolo contendere to, a crime involving moral turpitude, whether or not in connection with the performance by Executive of his duties or obligations to the Company, (c) intentionally disregarded the provisions of this Agreement or (d) intentionally disregarded express instructions of the Board of Directors of the Company with respect to matters of policy continuing (in the case of clause (d)) for a period of not less than thirty (30) days after notice of such disregard, the Company may terminate this Agreement effective at such date as it shall specify in a written notice to Executive. Any such termination by the Company shall be deemed to be termination “for cause”. Upon delivery to Executive of such notice of termination, together with payment of any salary accrued and unpaid under Section 1.03 hereof, Executive’s employment and all obligations of the Company under Articles I and II hereof shall forthwith terminate. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(a).

(b) For Cause During the Change of Control Protection Period. This Section 2.03(b) shall apply during the Change of Control Protection Period. The Company may terminate Executive’s employment during the Change of Control Protection Period for cause. During the Change of Control Protection Period “cause” means: (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or any company controlled by, controlling or under common control with the Company (“Affiliated Company”) (other than any such failure resulting from incapacity due to physical or mental illness or following Executive’s delivery of a notice of termination pursuant to Section 2.06(b)), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company that specifically identifies the manner in which the Board of Directors of the Company believes that Executive has not substantially performed Executive’s duties, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this Section 2.03(b), no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board of Directors, or if the Company is not the ultimate parent corporation and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), ((B) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the independent directors of the Applicable Board (excluding Executive, if Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, Executive is guilty of the conduct described in Section 2.03(b)(i) or 2.03(b)(ii), and specifying the particulars thereof in detail. Upon delivery to Executive of a notice of termination pursuant to this Section 2.03(b), together with payment of any salary accrued and unpaid under Section 1.03 hereof, Executive’s employment and all obligations of the Company under Articles I and II hereof shall forthwith terminate. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(b).

(c) Without Cause. Executive’s employment hereunder may be terminated at any time by the Company without cause if the Board of Directors of the Company so determines. Except as set forth in Section 2.05 hereof, all obligations of the Company under Articles I and II cease upon termination. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(c).

2.04. Executive Termination. Except during the Change of Control Protection Period, Executive agrees to give the Company ninety (90) days prior written notice of the termination of his employment with the Company. Simultaneously with such notice, except during the Change of Control Protection Period, Executive shall inform the Company in writing as to his employment/consulting plans following the termination of his employment with the Company. In the event Executive has terminated his employment with the Company because Executive can show that there has been: (a) a material downgrading in Executive’s duties, titles or responsibilities or a reduction in his Base Salary of 5% or more or a reduction in his annual target incentive compensation of 10% or more, (b) a change in Executive’s principal place of business to a location not within 50 miles of its present location, (c) any significant and prolonged increase in the traveling requirements applicable to the discharge of Executive’s responsibilities or (d) any other material adverse change in working conditions, responsibilities or prestige (including a notice under Section 1.02 hereof that the Term will not be further extended), Executive shall be entitled to the compensation provided for in Section 2.05 upon such termination; provided that, except during the Change of Control Protection Period, Executive must provide notice of termination within ninety (90) days of the occurrence of a change Executive believes to be covered by clause (a), (b) or (d) herein in order to claim that the termination is because of such change. Otherwise, all obligations of the Company under Articles I and II cease upon termination, except for the payment of any salary accrued and unpaid under Section 1.03 hereof. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.04.

2.05. Termination Payments - Discharge Without Cause; Termination Pursuant to Section 2.04. If (a) the Company terminates Executive’s employment without cause pursuant to Section 2.03(c), (b) the Company advises Executive that it will not extend the Term pursuant to Section 1.02, or (c) Executive terminates his employment pursuant to Section 2.04, Executive shall be paid the Base Salary then in effect for three (3) years following the termination of Executive’s employment with the Company; provided that if Executive’s notice of termination occurs within ninety (90) days of a reduction in Executive’s Base Salary, the Base Salary prior to the reduction shall be used for purposes of this Section 2.05. Payment of this amount will not begin until six (6) months after the termination of employment. Any payment for this six-month waiting period will be paid in a lump sum as part of the first payment immediately after the six-month period has passed. Thereafter, any payments due will be paid bi-weekly, in accordance with the Company’s then current payroll practice. Executive has no duty to mitigate these payments and these payments will not be reduced in any way should Executive obtain other employment during the period in which payments are being made. Nevertheless, except during the Change of Control Protection Period, Executive agrees to inform the Company of his employment/consulting jobs during the period of time which Executive is receiving money under this Section.

In addition to these payments, for eighteen (18) months after the termination , the Company will provide Executive with health and dental insurance coverage as though Executive remained an employee; provided, that the Executive has enrolled in and remains eligible for group health plan continuation coverage under Section 4980B (COBRA) of the Internal Revenue Code of 1986, as amended (the “Code”), and the period of coverage provided by the Company under this paragraph is the group health plan continuation coverage that the Executive would be entitled to under the relevant group health plan, ERISA Section 601 et seq. and Section 4980B of the Code. Executive will be required to pay the same portion of the premium for such COBRA coverage as if Executive remained an employee, with appropriate reporting of any imputed income and related tax withholding, if any.

2.06. Termination Payments - After Change of Control.

(a)	Change of Control shall mean the occurrence of any of the following events:

(i)	Individuals who on December 1, 2006 constitute the Board of Directors (“Board”) of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to December 1, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination) shall be deemed to be an Incumbent Director.

(ii)	Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any subsidiary, or by any employee stock benefit trust created by the Company or any subsidiary or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(iii)

Consummation of any merger, consolidation, stock-for-stock exchange or similar transaction (collectively, “Business Combination”) involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction), in which the holders of

Company Voting Securities immediately prior to consummation of the Business Combination own, as a group, immediately after consummation of the Business Combination, voting securities of the Company (or, if the Company does not survive the Business Combination, voting securities of the corporation surviving the Business Combination) having less than 50% of the total voting power in an election of directors of the Company (or such other surviving corporation), excluding securities received by any holders of Company Voting Securities in the Business Combination which represent disproportionate percentage increases in their shareholdings in comparison to other holders of Company Voting Securities.

(iv)	Consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any Business Combination) of all or substantially all of the assets of the Company to a person or entity which is not controlled by or under common control with the Company.

(b)	If (x) Executive is terminated without cause during the Change of Control Protection Period, (y) the Company advises Executive during the Change of Control Protection Period that it will not extend the Term pursuant to Section 1.02 of the Agreement or (z) Executive provides notice to the Company during the Change of Control Protection Period that Executive is terminating employment with the Company because Executive can show that there has been: (i) a material downgrading in Executive’s duties, titles or responsibilities or any reduction in Executive’s Base Salary or annual target incentive compensation, (ii) a change in Executive’s principal place of business to a location not within fifty (50) miles of its present location, (iii) any significant and prolonged increase in the traveling requirements applicable to the discharge of Executive’s responsibilities, (iv) any other material adverse change in working conditions, responsibilities or prestige or (v) the failure by the Company to continue to provide Executive with employee benefits substantially similar to those enjoyed by him immediately prior to the Change of Control or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change of Control, Executive shall be paid termination payments in an amount equal to (i) three (3) full years of Executive’s Base Salary plus (ii) three (3) times the annual target incentive compensation established by the Company for the year in which Executive’s termination of employment occurs plus (iii) three (3) times the amount of the annual Discretionary Contribution (as defined in the Respironics, Inc. Supplemental Executive Retirement Plan or the 2005 Respironics, Inc. Supplemental Executive Retirement Plan, as applicable) under the Respironics, Inc. Supplemental Executive Retirement Plan and the 2005 Respironics, Inc. Supplemental Executive Retirement Plan on behalf of the Executive in the last full year immediately preceding (x) the year in which Executive’s termination of employment occurs, or (y) the year in which the Change of Control occurs, whichever amount is greater, and such payment shall be made to Executive in a lump sum to be paid to Executive six (6) months after the termination of employment; provided further that if Executive’s notice of termination occurs within ninety (90) days of a reduction in Executive’s Base Salary or annual target incentive compensation, the Base Salary or annual target incentive compensation prior to the reduction shall be used for purposes of this Section 2.06(b). Executive has no duty to mitigate these payments and these payments will not be reduced in any way should Executive obtain other employment during the period in which payments are being made. For purposes of this Section 2.06(b), any good faith determination made by Executive regarding the occurrence of any of the events described in clauses (i) through (v) of this Section 2.06(b) shall be presumed correct unless the Company can prove otherwise. In addition, for purposes of this Section 2.06(b), the Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for any of the reasons described in clauses (i) through (v) of this Section 2.06(b).

Additionally, for eighteen (18) months after the termination, the Company will provide Executive with health and dental insurance coverage as though Executive remained an employee; provided, that the Executive has enrolled in and remains eligible for group health plan continuation coverage under Section 4980B (COBRA) of the Code and the period of coverage provided by the Company under this paragraph is the group health plan continuation coverage that the Executive would be entitled to under the relevant group health plan, ERISA Section 601 et seq. and Section 4980B of the Code. Executive will be required to pay the same portion of the premium for such COBRA coverage as if Executive remained an employee, with appropriate reporting of any imputed income and related tax withholding, if any.

Otherwise, all obligations of the Company under Articles I and II cease upon termination, except for the payment of any salary accrued and unpaid under Section 1.03 hereof. The obligations of Executive under Article IV hereof shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.06.

2.07. Termination Payments - Excise Taxes

(a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made or benefit provided by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 2.07 (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code as a result of the Payment being required to be taken into account under Section 280G(b)(2) of the Code, or any similar excise tax or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed on the Payment.

(b)	Subject to the provisions of Section 2.07(c), all determinations required to be made under this Section 2.07, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by a nationally recognized independent public accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive and shall be made on the basis of substantial authority. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The initial Gross-Up Payment, if any, as determined pursuant to this Section 2.07(b), shall be paid to the Executive within thirty (30) business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 2.07(b) shall be binding on the Company and the Executive, subject only to Section 2.07(c). The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c)	If, after the receipt by the Executive pursuant to Section 2.07(b) of any Gross-Up Payment or a written opinion that no Excise Tax is reportable, the Executive is required to make a payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine or validate the amount of such payment (the amount of such payment or additional payments is referred to herein as the “Gross-Up Underpayment”) and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If, after the receipt by the Executive of any Gross-Up Payment advanced by the Company pursuant to Section 2.07(b), the Executive becomes entitled to receive any refund with respect to such payment (the amount of such refund together with any interest paid or credited thereon is referred to herein as the “Gross-Up Overpayment”), the Executive shall promptly pay to the Company the Gross-Up Overpayment. The obligations to pay any Gross-Up Underpayment or Gross-Up Overpayment shall remain in effect under this Agreement for the entire period during which the Executive remains liable for the Excise Tax, including the period during which any applicable statue of limitations remains open under the Code.

(d)	In no event will any Gross-Up Payment be made later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

ARTICLE III

EXECUTIVE’S ACKNOWLEDGMENTS

Executive recognizes and acknowledges that: (a) in the course of Executive’s employment by the Company it will be necessary for Executive to acquire information including, without limitation, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Company, the Company’s sources of supply, the Company’s computer programs, system documentation, special hardware, product hardware, related software development, the Company’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (b) for purposes of this Employment Agreement, confidential information of an affiliate of the Company or of a person or entity with which the Company explores or conducts business is considered to be Confidential Information; (c) the Confidential Information is the property of the Company or a third party that provided it to the Company; (d) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (e) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the

Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others. For purposes of this Agreement, Confidential Information shall not include any information that is in the public domain, so long as such information is not in the public domain as a result of any action or inaction by Executive which would constitute a violation of this Agreement or the Company’s policies with respect to such information.

Executive further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Executive be restrained following the termination of the Executive’s employment with the Company, but only to the extent hereinafter provided (a) from soliciting or inducing any employee of the Company to leave the employ of the Company for the applicable period specified in Section 4.07 below, (b) from hiring or attempting to hire any employee of the Company for the applicable period specified in Section 4.07 below, (c) from soliciting the trade of or trading with the customers and suppliers of the Company with regard to any products or services that are competitive with those of the Company for the applicable period specified in Section 4.06 below, and (d) from competing against the Company for the applicable period specified in Section 4.05 below.

Executive further recognizes and understands that his duties at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq. In the event of publication of such materials, Executive understands that the Company will solely retain and own all rights in said materials, including right of copyright, and that the Company may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as the Company may deem appropriate.

For purposes of interpreting Article III and Article IV hereof, the acknowledgments, covenants and obligations of Executive with respect to the Company apply equally with respect to its affiliates.

ARTICLE IV

EXECUTIVE’S COVENANTS AND AGREEMENTS

4.01. Non-Disclosure of Confidential Information. Executive agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to the Company or as otherwise required by law or legal process.

4.02. Disclosure of Works and Inventions/Assignment of Patents and Other Rights. (a) Executive shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business, prospective business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments, and otherwise cooperate with the Company at no expense to Executive, to assist the Company in applying for and obtaining Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

(b) Executive agrees that in the event of publication by Executive of written or graphic materials the Company will retain and own all rights in said materials, including right of copyright.

4.03. Duties. Executive agrees to be a loyal employee of the Company during the Term of the Agreement. Executive agrees to devote his best efforts full time to the performance of his duties for the Company, to give proper time and attention to furthering the Company’s business, and to comply with all rules, regulations and instruments established or issued by the Company, in each case during the Term of the Agreement. Executive further agrees that during the Term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract from Executive’s ability to apply his best efforts to the performance of his duties hereunder. Executive also agrees that he shall not usurp any corporate opportunities of the Company during the Term of the Agreement.

4.04. Return of Materials. Upon the termination of Executive’s employment with the Company for any reason, including without limitation termination by the Company for cause or without cause, Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

4.05. Restrictions on Competition. Executive covenants and agrees that during the period of Executive’s employment hereunder plus a period of three (3) years following the termination of Executive’s employment, including without limitation termination by the Company for cause or without cause, Executive shall not, in the United States of America or in any other country of the world in which the Company has done business at any time during the last three years prior to termination of Executive’s employment with the Company, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business; provided, however, that with respect to a termination of employment occurring during the Change of Control Protection Period, the foregoing restriction shall apply for a period of 18 months following the termination of Executive’s employment with the Company (in lieu of the longer period described at the beginning of this sentence). For purposes of this Agreement, the term “Competing Business” shall mean and include any person, corporation or other entity which develops, manufactures, sells, markets or attempts to develop, manufacture, sell or market any product or services which are the same as, similar to or compete with the products and services (i) sold by the Company at any time and from time to time during the last three years prior to the termination of Executive’s employment hereunder or (ii) which are active research and development projects of the Company of which Executive is aware at the time of termination; provided, however, that for purposes of determining what constitutes a Competing Business there shall not be included (x) any product or service of any entity which Company’s Board, having been requested to do so by Executive, determines is insignificant and not important to the Company in the future; or (y) any product or service of any entity so long as the Executive and such entity can demonstrate to the reasonable satisfaction of the Company that Executive is and will continue to be effectively isolated from and not participate in the development, manufacture, sale or marketing of such product or service, but only so long as Executive is effectively so isolated and does not so participate (i.e., Executive can work for an entity that has products that compete with the Company if he is appropriately isolated from the portions of that entity that compete).

4.06. Non-Solicitation of Customers and Suppliers. Executive agrees that during his employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company for any business purpose other than for the benefit of the Company, with respect to any products competitive with those of the Company. Executive further agrees that for two years following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company with respect to any products competitive with those of the Company; provided, however, that with respect to a termination of employment occurring during the Change of Control Protection Period, the foregoing restriction shall apply for a period of one year following the termination of Executive’s employment with the Company (in lieu of the longer period described at the beginning of this sentence).

4.07. Non-Solicitation of Employees. Executive agrees that, during his employment with the Company and for two years following termination of Executive’s employment with the Company, including without limitation termination by the Company for cause or without cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company; provided, however, that with respect to a termination of employment occurring during the Change of Control Protection Period, the foregoing restriction shall apply for a period of one year following the termination of Executive’s employment with the Company (in lieu of the longer period described at the beginning of this sentence).

ARTICLE V

EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

5.01. No Prior Agreements. Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

5.02. Executive’s Abilities. Executive represents that his experience and capabilities are such that the provisions of Article IV will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.

5.03. Remedies. In the event of a breach by Executive of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach. During the Change of Control Protection Period, in no event shall an asserted violation of the provisions of Article IV constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

ARTICLE VI

MISCELLANEOUS

6.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable or, if necessary, to delete the offending provision.

6.02. Tolling Period. The non-competition, non-disclosure and non-solicitation obligations contained in Article IV hereof shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Article IV.

6.03. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the employment of Executive by the Company and may be amended only by a writing signed by each of them.

6.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.05. Consent to Jurisdiction; Venue. Executive hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement, and Executive hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Executive hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. Nothing in this Section 6.05 shall affect the right of the Company to bring any action or proceeding against Executive or his property in the courts of other jurisdictions where the Executive resides or has his principal place of business or where such property is located.

6.06. Service of Process. Executive hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County by the mailing by certified or registered mail of copies of such process to Executive at his then current address.

6.07. Agreement Binding. The obligations of Executive under this Agreement shall continue after the termination of his employment with the Company for any reason, with or without cause, and shall be binding on, and inure to the benefit of, his heirs, executors, legal representatives and assigns. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or designee or, if there be no such designee, to the Executive’s estate. This Agreement also shall be binding upon, and inure to the benefit of, any successors and assigns of the Company.

6.08. Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment and to receive the payments and other benefits set forth in Section 2.06(b) as if Executive had been terminated without cause during the Change of Control Protection Period. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid.

6.09. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

6.10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) hand delivered, (b) mailed, registered mail, first class postage paid, return receipt requested, (c) sent via overnight delivery service or courier, delivery acknowledgment requested, or (d) sent via any other delivery service with proof of delivery:

if to the Company:

1010 Murry Ridge Lane

Murrysville, PA 15668

Attn: General Counsel

if to Executive, at the address set forth on the signature page hereof or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable.

6.11 Attorney’s Fees. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), at any time from the date of this Agreement through Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement) arising in connection with a Change of Control or a termination of employment during the Change of Control Protection Period, plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

6.12 Section 409A. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to, or protections for, Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

/s/ John L. Miclot

RESPIRONICS, INC.

By:	/s/ William R. Wilson
Print Name:	William R. Wilson
Title:	Chief Human Resources Officer